Exhibit 99.1

ARMSTRONG FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

•	Full Year Net Sales of $626.3 Million

•	Full Year Net Loss of $58.5 Million and Adjusted Net Loss of $37.9 Million

•	Full Year Adjusted EBITDA of $24.4 Million

•	Introduces Multi-year Strategic Roadmap Focused on Operational Enhancements and Long-Term Growth and Profitability

Lancaster, PA, March 3, 2020. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Michel Vermette, President and Chief Executive Officer, commented, “Fourth quarter results were softer year-over year, in line with our expectations. Moving into 2020, we have begun to execute our multi-year plan to expand, simplify and strengthen our business to generate stronger performance and augment the trajectory of our long-term profitability.”

Fourth Quarter and Full Year 2019 Results Compared with 2018 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
Net sales	$141.3	$153.8	(8.1%)	$626.3	$728.2	(14.0%)
Operating (loss)	($21.0)	($16.6)	N/M	($61.1)	($17.4)	N/M
Net (loss)	($25.1)	($171.0)	N/M	($58.5)	($163.0)	N/M
Diluted (loss) per share	($1.14)	($6.57)	N/M	($2.42)	($6.27)	N/M
Adjusted EBITDA	($4.3)	$1.8	N/M	$24.4	$57.5	(57.5%)
Adjusted EBITDA margin	(3.1%)	1.2%	N/M	3.9%	7.9%	(400	bps)
Adjusted net (loss) income	($23.1)	($9.0)	N/M	($37.9)	$5.8	N/M
Adjusted diluted (loss) earnings per share	($1.05)	($0.35)	N/M	($1.57)	$0.22	N/M

In the fourth quarter of 2019, net sales decreased 8.1% to $141.3 million from $153.8 million in the fourth quarter of 2018, including an adverse currency impact of 50 basis points. The decrease in net sales was due to unfavorable mix, volume, and price. Lower mix and volume in the fourth quarter of 2019 primarily reflected share loss in some categories. Mix was driven by lower relative LVT sales while price was impacted by competitive pressures.

The net loss in the fourth quarter of 2019 was $25.1 million, or diluted loss per share of $1.14, as compared to a net loss of $171.0 million, or diluted loss per share of $6.57, in the prior year quarter, which included a loss on disposal of discontinued operations of $153.8 million. The fourth quarter 2019 included pre-tax charges of $0.5 million primarily related to executive transition and cost reduction expenses. Adjusted net loss was $23.1 million, or adjusted diluted loss per share of $1.05, as compared to an adjusted net loss of $9.0 million, or adjusted diluted loss per share of $0.35, in the prior year quarter.

Fourth quarter 2019 adjusted EBITDA was ($4.3) million, as compared to $1.8 million in the prior year quarter. The decrease in adjusted EBITDA was primarily attributable to lower net sales and higher manufacturing costs, partially offset by benefits from improved raw material sourcing.

For the full year 2019, net sales decreased 14.0% to $626.3 million as compared to $728.2 million in 2018. The decrease in net sales was primarily driven by unfavorable volumes, reflecting relative changes in distributor inventory levels compared to the prior year due to significant customer purchases in 2018 ahead of U.S. tariff increases.

Full year 2019 net loss was $58.5 million, or diluted loss per share of $2.42, as compared to net loss of $163.0 million, or diluted loss per share of $6.27, in the prior year. Adjusted net loss was $37.9 million, or adjusted diluted loss per share of $1.57, as compared to an adjusted net income of $5.8 million, or adjusted diluted earnings per share of $0.22, in the prior year.

Full year 2019 adjusted EBITDA was $24.4 million, as compared to $57.5 million in the prior year. The decrease in adjusted EBITDA was primarily attributable to lower net sales and increased input cost inflation pressure, partially offset by improved productivity.

In December 2019, the Company successfully completed the replacement of its prior credit facility with a new $100 million asset-based facility. At December 31, 2019, the Company had cash and cash equivalents $27.1 million and long-term debt of $42.7 million.

While the Company is still completing its assessment of its internal control over financial reporting as of December 31, 2019, in its upcoming fiscal 2019 Annual Report on Form 10-K, it expects to report a material weakness in internal control. The weakness relates to information technology general controls around a specific type of customer rebate program that we use. As of the date of this release, there have been no misstatements identified in the financial statements as a result of these internal control deficiencies, and the Company expects to timely file its Form 10-K. Remediation efforts have begun, but the material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and we conclude through testing that the controls are operating effectively. We expect the remediation to be completed by the end of fiscal 2020.

Multi-year Strategic Roadmap

Following a comprehensive review of the business to improve the direction of Armstrong Flooring and with the full support of its Board of Directors, the Company has established a multi-year strategic roadmap to transform and modernize its operations to become a leaner, faster growing and more profitable business. The roadmap encompasses three critical objectives, including the expansion of sales through closer alignment with end customers, the simplification of operations and product offerings to compete more effectively, and the strengthening of its marketing capabilities, merchandising, and branding to further build upon the Company’s leadership position in the resilient flooring industry.

The Company has implemented a new operating model to more effectively accomplish its three objectives under its multi-year roadmap. The operating model is entirely centered on strengthening the Company’s connection with end customers and repositioning its culture for excellence by

•	Placing the customer first by aligning services and products through a more seamless value chain

•	Leading the industry in product innovation in both branded and private label opportunities

•	Simplifying processes and operating complexity to become more competitive and efficient

•	Realigning the go-to-market model to reach all relevant channels and customers

•	Implementing system changes across the plant network to improve operations, drive down costs and reignite organic growth

•	Investing thoughtfully with a returns-focused mindset, supported by an improved incentive structure

The Company is confident that these actions will allow it to better navigate the rapidly expanding and evolving addressable resilient flooring market, while reversing many years of operational underperformance due to regression in multiple channels, a slow-turning product portfolio, underutilized assets and complex infrastructure.

The Company anticipates the benefits of its initiatives to be realized over a multi-year period. The Company anticipates 2020 to be a transitional year, with improvement in sales attributable to better volume and price / mix, helping to produce a higher gross profit margin. These improvements in 2020 will be offset by planned SG&A investments that are being made to help drive long-term growth. In addition, certain SG&A benefits in 2019 will not repeat in 2020, therefore adjusted EBITDA dollars and margin are expected to decrease significantly on a percentage basis in 2020 compared to 2019. Moving beyond 2020, the Company expects adjusted EBITDA to increase each year as accretive initiatives and investments drive meaningful benefits to results.

Mr. Vermette concluded, “We are pleased to unveil our strategic roadmap to simultaneously address the challenges impacting our business, while positioning ourselves to better serve all addressable customers. I am confident that our company will become more lean, agile and profitable with this customer-focused strategy to transform and modernize the way we do business. While 2020 will be a transitional year as we lay the foundation of our growth pillars, we look forward to advancing our strategy and delivering great value for our shareholders in the years ahead.”

Conference Call and Webcast

The Company will hold a live webcast and conference call to review financial results, discuss its multi-year strategic roadmap and conduct a question-and-answer session on Tuesday, March 3, 2020 at 10:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13698199.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, the Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Doug Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

717-672-7545

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net sales	$141.3	$153.8	$626.3	$728.2
Cost of goods sold	126.1	128.8	541.0	585.0

Gross profit	15.2	25.0	85.3	143.2
Selling, general, and administrative expense	36.2	41.6	146.4	160.6

Operating (loss)	(21.0)	(16.6)	(61.1)	(17.4)
Interest expense	1.7	1.9	4.4	4.8
Other expense	0.6	0.7	1.8	2.9

(Loss) from continuing operations before income taxes	(23.3)	(19.2)	(67.3)	(25.1)
Income tax expense (benefit)	4.6	(4.3)	1.6	(6.0)

(Loss) from continuing operations	(27.9)	(14.9)	(68.9)	(19.1)
(Loss) earnings from discontinued operations	—	(2.3)	—	9.9
Gain (loss) on disposal of discontinued operations	2.8	(153.8)	10.4	(153.8)

Net earnings (loss) from discontinued operations	2.8	(156.1)	10.4	(143.9)

Net (loss)	$(25.1)	$(171.0)	$(58.5)	$(163.0)

Weighted average number of common shares outstanding - Basic	21.9	26.0	24.1	26.0

Basic (loss) per share of common stock	$(1.14)	$(6.57)	$(2.42)	$(6.27)

Weighted average number of common shares outstanding - Diluted	21.9	26.0	24.1	26.0

Diluted (loss) per share of common stock	$(1.14)	$(6.57)	$(2.42)	$(6.27)

Consolidated Balance Sheet

(Dollars in millions)

	December 31, 2019	December 31, 2018
Assets
Current Assets:
Cash	$27.1	$173.8
Accounts and notes receivable, net	36.1	39.0
Inventories, net	111.6	139.5
Other current assets	10.7	18.6

Total current assets	185.5	370.9
Property, plant, and equipment, net	277.2	296.1
Other non-current assets	39.5	41.2

Total assets	$502.2	$708.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$104.4	$141.4
Short-term debt and current installments of long-term debt	0.2	28.7
Other current liabilities	—	0.5

Total current liabilities	104.6	170.6
Long-term debt	42.5	70.6
Postretirement benefit liabilities	59.7	55.7
Pension benefit liabilities	16.0	11.3
Other long-term liabilities	11.1	9.0

Total liabilities	233.9	317.2
Total stockholders’ equity	268.3	391.0

Total liabilities and stockholders’ equity	$502.2	$708.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the Company’s U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to its non-GAAP results for periods prior to completion of the sale of the Company’s wood flooring business. These adjustments represent the elimination of certain shared costs that were formerly allocated to the divested wood flooring segment and are intended to reflect, on a pro forma basis, the retroactive elimination of these costs in accordance with the Company’s ongoing cost optimization program which, when combined with certain payments under the Transition Services Agreement entered into with the purchaser, are expected to offset the impact of substantially all of these costs. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended December 31,
	2019	2018
Net (loss)	($25.1)	($171.0)
Net (income) loss from discontinued operations	(2.8)	156.1
Interest expense	1.7	1.9
Other expense	0.6	0.7
Taxes	4.6	(4.3)

Operating (loss)	(21.0)	(16.6)
Depreciation and amortization	15.5	11.2
Expenses related to inventory write-downs	—	—
Expenses related to merchandizing write-downs	(0.1)	—
Expenses related to executive transition	0.4	—
Expenses related to cost reduction initiatives, special projects, and plant closures	0.1	1.5
U.S. pension expense	0.7	0.9
Pro forma adjustment for corporate expense	—	4.8

Adjusted EBITDA	($4.3)	$1.8

	Three Months Ended December 31,
	2019		2018
	$ million	Per diluted share	$ million	Per diluted share
Net income (loss)	($25.1)	($1.14)	($171.0)	($6.57)
Expenses related to executive transition	0.4		—
Expenses related to merchandising write-downs	(0.1)		—
Expenses related to cost reduction initiatives, special projects, and plant closures, including accelerated depreciation	4.8		1.5
Pro forma adjustment for corporate expense	—		4.8
U.S. pension expense	0.7		0.9
Other expense	0.6		0.7
Tax impact of adjustments at statutory rate	(1.6)		(2.0)
Net (income) loss from discontinued operations	(2.8)		156.1

Adjusted net (loss)	($23.1)	($1.05)	($9.0)	($0.35)

	Twelve Months Ended December 31,
	2019	2018
Net (loss)	($58.5)	($163.0)
Net (earnings) loss from discontinued operations	(10.4)	143.9
Interest expense	4.4	4.8
Other expense	1.8	2.9
Taxes	1.6	(6.0)

Operating (loss)	(61.1)	(17.4)
Depreciation and amortization	50.7	44.7
Expenses related to executive transition	7.4	—
Expenses related to inventory write-downs	13.6	—
Expenses related to merchandising write-downs	5.9	—
Expenses related to cost reduction initiatives, special projects, and plant closures	5.2	7.5
U.S. pension expense	2.7	3.8
Pro forma adjustment for corporate expense	—	19.0

Adjusted EBITDA	$24.4	$57.5

	Twelve Months Ended December 31,
	2019		2018
	$ million	Per diluted share	$ million	Per diluted share
Net (loss)	($58.5)	($2.42)	($163.0)	($6.27)
Expenses related to executive transition	7.4		—
Expenses related to inventory write-downs	13.6		—
Expenses related to merchandising write-downs	5.9		—
Expenses related to cost reduction initiatives, strategic projects and plant closures, including accelerated depreciation	9.8		7.5
Pro forma adjustment for corporate expense	—		19.0
U.S. pension expense	2.7		3.8
Other (income) & expense	1.8		2.9
Tax impact of adjustments at statutory rate	(10.3)		(8.3)
Net loss (earnings) from discontinued operations	(10.4)		143.9

Adjusted Net (Loss) Income	($37.9)	($1.57)	$5.8	$0.22

Rows and columns may not foot due to rounding.